UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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H. J. Heinz Company

World Headquarters

600 Grant Street

Pittsburgh, Pennsylvania 15219

July 2, 2004

Dear Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 11 a.m. Eastern Time on Wednesday, September 8, 2004, at the Pittsburgh Hilton, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. If you plan to attend the meeting, please detach the Admission Ticket from your proxy card and bring it to the meeting.

The Company is committed to strong corporate governance. We continue our long tradition of high ethical standards in the conduct of our business and emphasize to our employees the importance of compliance with our Code of Conduct. We hope that you will take the time to review some of our corporate governance practices as described in the Proxy Statement.

Your vote is important. Whether you plan to attend the meeting in person or not, we hope you will vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card. This will ensure representation of your shares if you are unable to attend.

Sincerely,

William R. Johnson

Chairman of the Board, President and Chief Executive Officer

H. J. Heinz Company

World Headquarters

600 Grant Street

Pittsburgh, Pennsylvania 15219

Notice of Annual Meeting of Shareholders

to be held September 8, 2004

July 2, 2004

To Our Shareholders:

The Annual Meeting of Shareholders of H. J. Heinz Company will be held at the Pittsburgh Hilton, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania, on Wednesday, September 8, 2004, at 11 a.m. Eastern Time, for the following purposes:

(1)	To elect 11 directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2005; and

(3)	To consider and act on such other business as may properly come before the meeting.

Only shareholders of record of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 3, 2004, will receive notice of and be entitled to vote at the meeting and any adjournments.

Please sign, date and return the enclosed proxy as soon as possible in the envelope provided, which requires no United States postage, or submit your proxy via the Internet or by telephone. This will not limit your right to vote in person or to attend the meeting.

Rene D. Biedzinski

Secretary

H. J. Heinz Company

World Headquarters

600 Grant Street

Pittsburgh, Pennsylvania 15219

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 8, 2004

Questions and Answers

This Proxy Statement and the enclosed proxy card are being mailed to you on or about July 2, 2004. The Board of Directors requests that your shares be represented at the Annual Meeting by the proxies named on the proxy card.

Q:    When and where is the Annual Meeting?

A:    The Company’s Annual Meeting of Shareholders will be held at 11:00 a.m. Eastern Time, Wednesday, September 8, 2004, at the Pittsburgh Hilton, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania.

Q:    Who can vote at the Annual Meeting?

A:    You are entitled to vote at the Annual Meeting if the Company’s records on June 3, 2004 (the “record date”) showed that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 3, 2004, there were 352,442,803 shares of Common Stock and 9,366 shares of Preferred Stock outstanding. Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q:    Do I need a ticket to attend the Annual Meeting?

A:    Yes. Check the box on your proxy card and retain the bottom of the card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the meeting.

Q:    How can I listen to the Annual Meeting if I do not attend in person?

A:    You are invited to listen to the Company’s Annual Meeting of Shareholders webcast live via the Internet on Wednesday, September 8, 2004, beginning at 11 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included in our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

To access the meeting via the Internet, please go to http://www.heinz.com. For the telephone conference call option, dial (800) 659-6183 (within the US) or (816) 650-0741 at least 15 minutes prior to the designated starting time. The minimum requirements to listen to this broadcast online are: Windows MediaPlayer software, downloadable when you register for the webcast at http://www.heinz.com, and at least a 56Kbps connection to the Internet.

The Internet broadcast of the meeting will be archived on the Company’s web site at the same address above for 1 year. A replay of the teleconference will be available for 30 days at (800) 252-6030 (within the US) or (402) 220-2491 using the following access code: 24367967.

Q:    How do proxies work?

A:    The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other items(s) or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

Q:    How do I vote?

A:    There are four ways you may vote as explained in the detailed instructions on your proxy card. You may:

•	Complete and return the enclosed proxy card. The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting. To vote using the proxy card, you must fill out the enclosed proxy card, sign and date it, and return it in the enclosed envelope, which requires no United States postage;

or

•	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or the holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

or

•	Place your vote by telephone by following the instructions on the proxy card or the instructions provided by your broker, bank or other holder of record;

or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

Q:    What does it mean if I receive more than one proxy card?

A:    It means you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards and voting instruction cards that you receive.

Q:    Will my shares be voted if I do not sign and return my proxy card?

A:    They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors and ratification of auditors) or leave your shares unvoted. For any “non-routine matters” being considered at the meeting, your broker or other nominee would not be able to vote on such matters. We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting as you direct.

Q:    What if I change my mind after I have voted?

A:    You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy with a later date, by casting a new vote by Internet or telephone, by voting in person at the meeting, or by notifying the Company’s Secretary in writing. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

Q:    What is a quorum?

A:    A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the meeting, either by proxy or in person, in order to transact business.

Q:    What is the required vote for a proposal to pass?

A:    The director nominees receiving the highest number of votes will be elected to fill the seats on the Board. Approval of the other item(s) requires the favorable vote of a majority of votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast.

Q:    What is a broker non-vote?

A:    Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as director elections and ratification of auditors, but not on non-routine matters, such as shareholder proposals. Because the proposals to be acted upon at the Annual Meeting may include both routine and non-routine matters, with respect to uninstructed shares, the broker may turn in a proxy card and vote on the routine matters but not on the non-routine matters.

Q:    What is householding?

A:    Householding is a procedure which permits the Company, with your permission, to send a single set of its annual report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. Householding notices are sent to new shareholders on an annual basis. A number of brokerage firms have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the Proxy Statement or Annual Report, or wish to revoke your decision to household and receive multiple statements and reports. These options are available to you at any time.

Security Ownership of Certain Principal Shareholders

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	39,676,500	11.3%
Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, CA 94105	19,849,324	5.63%

(1)	Based on a report on Schedule 13G dated December 31, 2003, Capital Research and Management Company (“Capital Research”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was deemed to be the beneficial owner of 39,676,500 shares of the Common Stock for which beneficial ownership is disclaimed pursuant to Rule 13d-4, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Guardian Trust Company, an affiliate of Capital Research and Management Company, manages the international equity portion of the H. J. Heinz Company Employees’ Retirement System Master Trust. During fiscal year 2004, Capital Guardian Trust Company earned $325,677 in fees for such management services.

(2)	Based on reports on Schedules 13G and 13F dated December 31, 2003, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, was deemed to be the beneficial owner of 19,849,324 shares of the Common Stock, through itself and various affiliated entities, and the shares are held in trust accounts for the economic beneficiaries of those accounts.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of May 31, 2004 by each director, director nominee and executive officer named in the Summary Compensation Table, and all directors, director nominees and executive officers as a group, being 18 in number.

Name	Shares of Common Stock Owned (1) (2) (3) (4)	Percent of Class (5)
Michael J. Bertasso	429,026	—
Charles E. Bunch	2,500	—
Mary C. Choksi	6,603	—
Leonard S. Coleman, Jr.	5,600	—
Peter H. Coors	5,700	—
Edith E. Holiday	7,303	—
Joseph Jimenez	426,760	—
William R. Johnson	2,470,789	—
Candace Kendle	5,954	—
Dean R. O’Hare	5,700	—
Laura Stein	128,698	—
Lynn C. Swann	3,265	—
Thomas J. Usher	10,097	—
Arthur B. Winkleblack	25,363	—
James M. Zimmerman	9,964	—
All directors, director nominees and executive officers as a group	4,375,756	1.24%

(1)	Shares listed in this column include all shares in which the named individuals and all directors, director nominees and executive officers as a group have a present beneficial economic interest, and also include all shares allocated to the accounts of the named individuals and all directors, director nominees and executive officers as a group under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 77,253; A.B. Winkleblack, 2,022; L. Stein, 797; M.J. Bertasso, 16,956; J. Jimenez, 11,631; and all directors, director nominees and executive officers as a group, 149,902). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following May 31, 2004 (W.R. Johnson, 1,942,414; A.B. Winkleblack, 0; L. Stein, 110,996; M.J. Bertasso, 324,661; J. Jimenez, 360,734; and all directors, director nominees and executive officers as a group, 3,428,641.

(3)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(4)	Shares listed include restricted stock units which have vested or will vest on September 12, 2004 (W.R. Johnson, 98,762; A.B. Winkleblack, 21,317; L. Stein, 14,586; M.J. Bertasso, 20,260; J. Jimenez, 23,312; and all directors, director nominees and executive officers as a group, 219,623).

(5)	Percentages of less than 1 percent are omitted.

Corporate Governance

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of Board and Management

The Company’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively pursue Board matters.

As part of its general oversight function, the Board reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives and prospects, as well as issues and risks facing the Company. The Board also selects, evaluates and determines compensation and succession planning for the CEO and senior management. The Board ensures that processes are in place for maintaining the quality of the Company, including the integrity of the financial statements, the integrity of compliance with law and ethics and the integrity of relationships with stakeholders, including shareholders, customers, employees and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates to shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background, availability to devote sufficient time to the Board and the needs of the Company in light of the qualifications of the other directors or nominees. Candidates should be persons who have demonstrated leadership in multinational companies or government, finance or accounting, higher education or other fields, or who are able to provide the Company with expertise, industry knowledge, or marketing acumen. Nominees should also represent all shareholders rather than special interest groups or any group of shareholders. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the corporate secretary of the Company in accordance with the Company’s By-Laws. The Corporate Governance Committee uses the services of an executive search firm to assist the Company in identifying potential nominees, and to participate in the evaluation of candidates for Board membership.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board.

Board Leadership

The chairman and the CEO are selected by the Board. The Board determines whether the role of chairman and CEO should be separate or combined as seems best for the Company at a given point in time. The Corporate Governance Committee chair presides over executive sessions of the independent directors, is the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

Independence

A substantial majority of the directors are and will be independent directors who meet The New York Stock Exchange (“NYSE”) definition of independence and the Company’s Director Independence Standards.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO or a member of the management committee, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Code of Conduct is available at www.heinz.com.

Stock Ownership

Non-employee directors are required to own 10,000 shares of Company stock by September 2005, or within five years of a director’s election to the Board, whichever is later, to align the interests of directors with shareholders.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who served on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director will tender his or her resignation for consideration by the chairman and the Corporate Governance Committee. The chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee reviews director contributions to the Board periodically.

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Public Issues and Executive. The membership of the first four committees consists entirely of independent directors, as defined by the NYSE and the Company’s Director Independence Standards. The Executive Committee is comprised of the chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee and the Board and are attached to this proxy statement as Appendices A-E.

Assignment and Removal of Committee Members

Members will be appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members serve for one year until they are assigned again to the committee or reassigned to another committee or until their resignation, retirement, or removal by the Board. A committee member may be removed by majority vote of the independent directors of the full Board of Directors.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held six times per year. The Board may hold additional meetings, including by teleconference or other electronic means, as needed to discharge its responsibilities. The chairman, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The independent directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the presiding director and chairs meetings during executive sessions for independent directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the Management Development and Compensation Committee on an annual basis, with all Board members being invited to participate in such committee meeting. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation in relation to peer group companies, based upon benchmarking information provided to the Board about compensation practices. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee shall be guided by the following considerations: compensation should pay fairly directors for work required for a company of the Company’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the management of the Company, and committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board are encouraged to visit Company facilities.

Approval of Goals and Strategic and Financial Objectives

The overall strategy of the Company is reviewed and approved periodically at Board meetings. In addition, the Board conducts an annual retreat at which the Company strategy is assessed.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-

management issues, governance policies and code of conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Shareholder Communication with Management and Directors

The response to any shareholder proposals is the responsibility of management of the Company with oversight by the Board committee with responsibility for the issue raised by the shareholder. The Board is apprised of shareholder proposals and the Company’s response to such proposals.

Shareholders may express concerns to the outside directors via the corporate secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles are available on the Company’s website at www.heinz.com. The Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.

Director Independence Standards

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Standards also prohibit Audit and Management Development and Compensation Committee members from having any direct or indirect financial relationship with the Company.

The Board has determined that every director, with the exception of Mr. Johnson, is independent under these Standards.

The full text of the Standards is attached as Appendix F to this Proxy Statement. The Standards are also posted on the Company website at www.heinz.com.

Policies on Business Ethics and Conduct

All Company employees and directors, including the CEO, the Chief Financial Officer and the Principal Accounting Officer, are required to abide by the Company’s long-standing Code of Conduct to ensure that the business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or audit matters, including a toll-free ethics and compliance hotline.

The full text of the Code of Conduct is published on the Company website at www.heinz.com, and is available in print to any shareholder upon request.

Board of Directors and Committees of the Board

Fiscal Year 2004 Meetings

Name	Board		Management Development and Compensation		Audit		Public Issues		Corporate Governance		Executive
William R. Johnson	X	*									X	*
Charles E. Bunch	X		X		X
Mary C. Choksi	X				X		X	*			X
Leonard S. Coleman, Jr.	X				X		X		X
Peter H. Coors	X		X				X
Edith E. Holiday	X				X	*	X		X		X
Candace Kendle	X		X						X
Dean R. O’Hare	X		X		X		X
Lynn C. Swann	X						X		X
Thomas J. Usher	X		X				X		X	*	X
James M. Zimmerman	X		X	*					X		X
Number of Meetings in Fiscal Year 2004	6		8		7		1		4		0
X	Member
*	Chairperson

Management Development and Compensation Committee

•	Recommends to the Board the CEO of the Company and the election of executive officers who report directly to the CEO.
•	Develops and oversees the processes to set objectives, evaluate performance and determine compensation and overall compensation policy for the CEO and his direct reports. The Committee formally solicits the opinions of non-Committee Board members.
•	Reviews annually the succession plan of the CEO and other executive officers as part of a Talent Review in which all Board members participate.
•	Makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.
•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
•	Evaluates the Committee’s performance annually.

Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal controls at the Company and to assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.
•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Oversees the independence of the independent auditors and the qualifications and effectiveness of both the independent and the internal auditors.

•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
•	Appoints, retains, and reviews the performance of the external auditors.
•	Evaluates the Committee’s performance annually.

Public Issues Committee

•	Oversees the Company’s global social accountability, the Company’s Global Operating Principles and Supplier Operating Guidelines, and human rights matters.
•	Reviews employment issues, EEO matters, diversity initiatives and workplace health and safety.
•	Reviews issues relating to food safety and security, nutrition, biotechnology and food packaging regulations.
•	Reviews significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s reputation.
•	Monitors global communications, crisis management, media relations and community relations.
•	Oversees the H.J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.
•	Oversees the H.J. Heinz Company Political Action Committee.
•	Evaluates the Committee’s performance annually.

Corporate Governance Committee

•	Monitors compliance with the Company’s Code of Business Conduct.
•	Periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to these Guidelines.
•	Attracts qualified candidates to serve on the Board, review Board candidate qualifications, selection criteria and any potential conflicts with the Company’s interests.
•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, including assessing the contributions of current directors and reviewing the independence, both in appearance and in fact, of current directors and nominees.
•	Recommends to the Board candidates for appointment to or removal from Board committees, and considers rotating members or chairs of various Board committees.
•	Assesses the reporting channels through which the Board receives information, and the quality and timeliness of information received on a periodic basis.
•	Makes recommendations to the Board concerning director compensation.
•	Assesses the Board’s performance and the Committee’s performance on an annual basis. Periodically reviews director contributions to the Board.

Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.
•	May exercise all powers of the Board except as limited by resolutions of the Board or by law, however it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended more than 75% of the aggregate number of meetings of the Board and committees on which the director served, except Candace Kendle who missed some meetings due to health reasons. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2003 Annual Meeting, all members of the Board were present.

Director Compensation

Non-employee directors receive the following annual compensation:

•	$55,000 in cash and 2,500 shares of restricted common stock.
•	$1,500 for each meeting-day attended.
•	$6,000 annual retainer for service on a committee.
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees.
•	$10,000 retainer for the chairs of the Public Issues and Corporate Governance Committees.

Non-employee directors may defer some or all of their cash compensation into either a Heinz common stock fund or a cash account. Amounts deferred into Heinz stock are payable in stock and sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as appropriate, at a date elected by the non-employee directors at the time of the deferral.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

Report of the Audit Committee

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal controls. The Audit Committee retains the Company’s independent auditors and oversees their independence, and oversees the qualifications and effectiveness of both the independent and internal auditors. Management has primary responsibility for the financial reporting process, including the Company’s internal controls over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements in accordance with generally accepted auditing standards.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosure and letter required by Independence Standards Board Standard No. 1 relating to independence from the Company, has discussed with the independent auditors the auditors’ independence, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2004 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 28, 2004 for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “audit committee financial expert” as defined in the SEC’s rules. No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

The Board has adopted a revised Audit Committee charter, which is attached to this proxy statement as Appendix A.

Edith E. Holiday, Chair Charles E. Bunch Mary C. Choksi	Leonard S. Coleman, Jr. Dean R. O’Hare

Relationship with Independent Auditors

PricewaterhouseCoopers LLP has been the independent auditors and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers provided various audit-related, tax and other services during fiscal year 2004.

The aggregate fees billed for each of the past two fiscal years for each of the following categories of services are set forth below:

	Fiscal Year 2004	Fiscal Year 2003
	(Dollars in thousands)
Audit Fees	$4,344	$4,513
Audit-Related Fees	$577	$2,298
Tax
Tax Compliance	$1,437	$1,805
Other Tax Services	955	1,220
All Other Services	$58	$912

Total Fees	$7,371	$10,748

Audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of comfort letters and consents, and assistance with review of documents filed with the SEC.

Audit-related fees include fees related to the audits of employee benefit plans, due diligence in connection with acquisitions and accounting advice on emerging issues. Audit-related fees in FY 2003 also included fees related to the spin-off and subsequent merger of certain North American businesses of the Company with a wholly owned subsidiary of Del Monte Foods Company.

Tax compliance services consist of fees related to the preparation of tax returns. Other tax services consist of fees related to tax planning. All other services in FY03 consisted primarily of fees in connection with business divestitures.

The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s independent auditors that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent auditors in any category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then communicate these additional pre-approvals to the Audit Committee.

Matters to Be Acted Upon

1. Election of Directors

(Item 1 on proxy card)

The Board of Directors has nominated the following 11 nominees for election as directors at the Annual Meeting. Each director to be elected will serve until the next Annual Meeting of Shareholders or until a successor is elected and qualified. If any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors.

Name	Principal Occupation and Business Experience	Other Directorships
William R. Johnson Director since 1993 Age 55	Chairman, President and Chief Executive Officer of Heinz (2000-present); President and Chief Executive Officer of Heinz (1998-2000)	• The Clorox Company • Georgia-Pacific Corporation
Charles E. Bunch Director since 2003 Age 54	President and Chief Operating Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2002-present); Executive Vice President-Coatings Sector of PPG Industries, Inc.
	(2000-2002); Senior Vice President of Planning, Corporate Services, and M&A of PPG Industries, Inc. (1997-2000)	• PPG Industries, Inc.

Mary C. Choksi Director since 1998 Age 54	Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) (1987-present)

Leonard S. Coleman, Jr. Director since 1998 Age 55	Senior Advisor, Major League Baseball (1999-present); President of the National League of Professional Baseball Clubs (1994-1999)

•  Omnicom Group Inc.

•  New Jersey Resources Corporation

•  Cendant Corporation

•  Electronic Arts Inc.

•  Churchill Downs Incorporated

•  Aramark Corporation

•  Mr. Coleman has informed the Company that he intends to retire as a director from one of the listed boards by December 31, 2004.

Name	Principal Occupation and Business Experience	Other Directorships

Peter H. Coors Director since 2001 Age 57	Chairman, Coors Brewing Company and Adolph Coors Company (beverages) (2000-present); Vice Chairman and Chief Executive Officer of Coors Brewing Company (1997-2000)	• U.S. Bancorp • Energy Corporation of America

Edith E. Holiday Director since 1994 Age 52	Attorney; Operating Trustee, TWE Holdings I, II, III Trusts (2002-present); Assistant to the President of the United States and Secretary of the Cabinet (1990-1993); General Counsel of the United States Department of the Treasury (1989-1990)	• Amerada Hess Corporation • RTI International Metals, Inc. • Canadian National Railway Company • Director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Candace Kendle Director since 1998 Age 57	Chairman and Chief Executive Officer of Kendle International, Inc. (contract research organization) (1981-present)

Dean R. O’Hare Director since 2000 Age 62	Former Chairman and Chief Executive Officer of The Chubb Corporation (insurance) (1988 until his retirement in November 2002)	• Fluor Corporation

Lynn C. Swann Director since 2003 Age 52

Chairman, President’s Council on Physical Fitness and Sports (2002-present); President, Swann, Inc. (marketing and consulting) (1976-present); football and sports broadcaster, ABC Sports (1976-present)

• Wyndham International Inc.

Name	Principal Occupation and Business Experience	Other Directorships

Thomas J. Usher Director since 2000 Age 62	Chairman and Chief Executive Officer of United States Steel Corporation (integrated steelmaker) (2002-present); Chairman of the Board and Chief Executive Officer of USX Corporation (1995-2001)	• The PNC Financial Services Group, Inc • PPG Industries, Inc. • Marathon Oil Corporation

James M. Zimmerman Director since 1998 Age 60	Former Chairman of Federated Department Stores, Inc. (retailer) (2003 until his retirement in 2004); Chairman of the Board and Chief Executive Officer of Federated Department Stores, Inc. (1997-2003)	• The Chubb Corporation • The Goodyear Tire & Rubber Company • Convergys Corporation

The Board of Directors recommends a vote “FOR” each of the Nominees.

2. Ratification of Auditors

(Item	2 on proxy card)

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2005.

A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting and will have an opportunity to make a statement and respond to questions.

3. Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any other matters to be raised at the Annual Meeting.

Executive Compensation

The following tables and accompanying text present the compensation of the Chairman, President and Chief Executive Officer and the four other most highly compensated executive officers in fiscal year 2004 (“named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation			All Other Compensation ($)(3)
						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)(2)	Securities Underlying Options (No. Awarded)(2)	Long-Term Incentive Payouts ($)
W. R. Johnson	2004	1,050,000	2,040,000	—	3,400,000	400,000	-0-	393,363
Chairman, President	2003	1,050,000	1,530,000	69,106	3,214,766	388,483	-0-	283,987
and CEO	2002	1,050,000	367,500	105,218	—	554,976	-0-	279,076

A. B. Winkleblack	2004	465,000	495,000	—	468,860	155,238	-0-	84,504
Executive Vice President	2003	435,000	305,000	—	831,351	58,272	-0-	91,922
and CFO	2002	138,308	160,000	—	—	110,995	-0-	13,831

J. Jimenez	2004	520,000	390,000	—	734,060	128,571	-0-	75,472
Executive Vice	2003	495,833	360,000	—	783,220	97,121	-0-	74,874
President	2002	475,000	170,411	—	—	166,493	-0-	56,376

L. Stein	2004	435,600	450,000	—	329,120	101,905	-0-	56,568
Senior Vice President	2003	391,667	240,000	—	563,939	38,848	-0-	53,972
	2002	325,000	73,893	—	—	55,498	-0-	37,485

M. J. Bertasso	2004	412,000	430,000	—	443,700	155,238	-0-	68,716
Senior Vice President	2003	366,667	300,000	—	792,380	58,272	-0-	72,724
	2002	300,000	65,552	—	—	55,498	-0-	—

(1)	Amounts reflect grants of restricted stock units in fiscal years 2003 and 2004, including a grant in lieu of a portion of such officer’s cash bonus for fiscal year 2003. The number of units awarded in such grants and their aggregate value as of April 28, 2004 were as follows: Mr. Johnson, 198,142, $7,545,247; Mr. Winkleblack, 38,871, $1,480,208; Mr. Jimenez, 45,763, $1,742,655; Ms. Stein, 26,718, $1,017,421; and Mr. Bertasso, 36,915, $1,405,723. The restricted stock units vest in five years, subject to earlier vesting upon the attainment of certain predetermined specific financial objectives. Dividend equivalents are paid on the restricted stock units at the same rate as paid on the Company’s Common Stock.
(2)	All option awards and those restricted stock unit awards made prior to the spin-off of certain businesses to Del Monte Corporation on December 20, 2002 have been adjusted to reflect the stock distribution made in connection with such spin-off.
(3)	Includes for fiscal year 2004 for Messrs. Johnson, Winkleblack, and Jimenez, Ms. Stein, and Mr. Bertasso, respectively, the following: (i) amounts contributed by the Company under the Company’s retirement plans, $293,450, $75,600, $67,710, $53,398, and $51,440; (ii) amounts paid by the Company to executives for payment of premiums allocable to executive life insurance provided by the Company, $89,995, $8,904, $7,762, $3,170, and $17,276; and (iii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate, $9,918, $0, $0, $0, and $0.

Option Grants in Fiscal Year 2004

	Individual Grants				Grant Date Value
Name	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/ Share)	Expiration Date	Grant Date Present Value ($)(2)
W. R. Johnson	400,000	8.38%	34.00	9/12/13	2,368,000
A. B. Winkleback	155,238	3.25%	34.00	9/12/13	919,009
J. Jimenez	128,571	2.70%	34.00	9/12/13	761,140
L. Stein	101,905	2.14%	34.00	9/12/13	603,278
M. J. Bertasso	155,238	3.25%	34.00	9/12/13	919,009

(1)	All options were granted in September 2003, pursuant to the terms of the Company’s stock option plans and have identical terms. All options vest in 25% annual increments commencing on September 12, 2004.
(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following: (i) exercise price for the options ($34.00) equal to the fair market value of the underlying Common Stock on the date of grant; (ii) expected option term of 6.5 years; (iii) dividend yield of 3.3%; (iv) risk-free interest rate of 3.7%; and (v) volatility of 20.1%. The ultimate values of the options will depend on the future market price of the Company’s Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s Common Stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Fiscal Year 2004 and Fiscal Year-End Option/SAR Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(1)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. R. Johnson	554,974	7,249,484	1,942,414	2,009,429	7,798,326	3,968,919
A. B. Winkleback	-0-	-0-	-0-	324,505	-0-	1,194,597
J. Jimenez	-0-	-0-	360,734	392,185	780,669	1,108,801
L. Stein	-0-	-0-	110,996	196,251	464,196	649,463
M. J. Bertasso	55,497	778,481	324,661	335,605	956,735	983,906

(1)	All options granted prior to December 20, 2002 were adjusted to reflect the stock distribution resulting from the spin-off of certain businesses to Del Monte Corporation on that date.
(2)	The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is calculated based on the difference in options with exercise prices less than the closing price of Company stock on April 28, 2004 ($38.08), compared to the grant date exercise price, times the number of options.

Retirement Benefits

Most full-time salaried employees in the United States who were hired before January 1, 1993 are entitled to retirement benefits from Plan A of the H.J. Heinz Company Employees’ Retirement System (“Plan A”). Benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Since January 1, 1993, retirement benefits have been provided by the Company through an age-related contribution account within the Employees Retirement and Savings Plan.

The Company has a Supplemental Executive Retirement Plan (the “SERP”) which provides additional retirement benefits for eligible executives, including the named executive officers in the Summary Compensation Table. The SERP was adopted in order to attract and retain executives, and to compensate them for reductions in benefits due to limitations imposed by the Internal Revenue Code. The SERP benefit is a lump sum equal to a multiple of the employee’s final average eligible compensation during the highest five of the last ten years prior to retirement. It is reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the employee’s Age-Related Company Contribution Account under the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.

The following table entitled “Table I—U.S. Retirement Plans” shows the estimated maximum retirement benefit from all sources described above, at various combinations of pay and service, stated as an annual pension equivalent beginning at age 65. The pay included in the earnings base is the executive’s base salary, annual bonus and restricted stock units received in lieu of cash bonus.

On May 6, 2002, the Board of Directors approved an enhancement to Mr. Johnson’s SERP. This enhancement provides for an additional accrual equal to 3.85% of final average earnings per each additional year of service from the date of the SERP enhancement. This benefit is subject to a maximum enhancement of 26.95% at 7 additional years of service. The enhancement is further limited to a total annual benefit (from all of the Company’s retirement arrangements) of 60% of final average earnings at retirement (excluding any value received from stock options) on or after the age of 60.

This enhanced benefit would vest 100% in five years subject to Mr. Johnson’s continued employment. If Mr. Johnson is involuntarily terminated from his position for a reason other than for cause, the benefit will fully vest; his accrual however, would be based on years served as of the date of termination.

The following table entitled “Table II—Retirement Plans for Mr. Johnson” shows the estimated maximum retirement benefit from all sources described above for Mr. Johnson, at various combinations of pay and service, stated as an annual pension equivalent beginning at age 65. The pay included in the earnings base is Mr. Johnson’s base salary, annual bonus and restricted stock units received in lieu of cash bonus.

As of April 28, 2004, the years of service for Messrs. Johnson, Winkleblack, and Jimenez, Ms. Stein, and Mr. Bertasso were, as rounded to the nearest full year, 22, 3, 6, 4, and 17, respectively.

Table I—U.S. Retirement Plans

Average Earnings High Five of Last Ten Years Prior to Retirement	Years of Service
	15	20	25	30	35
1,000,000	242,738	283,194	323,651	364,107	404,563
1,100,000	267,012	311,514	356,016	400,518	445,020
1,200,000	291,286	339,833	388,381	436,929	485,476
1,300,000	315,560	368,153	420,746	473,339	525,933
1,400,000	339,833	396,472	453,111	509,750	566,389

Table II—Retirement Plans for Mr. Johnson

Average Earnings High Five of Last Ten Years Prior to Retirement	Years of Service
	20	25	30	35
2,400,000	679,667	1,238,762	1,440,000	1,440,000
3,200,000	906,222	1,651,682	1,920,000	1,920,000
4,000,000	1,132,778	2,064,603	2,400,000	2,400,000
4,800,000	1,359,333	2,477,524	2,880,000	2,880,000
5,000,000	1,415,972	2,580,754	3,000,000	3,000,000

Executive Estate Life Insurance Program

In December 2001, the Company adopted an executive estate life insurance program (“EELIP”) for certain eligible executives. Under the EELIP, eligible executives relinquished compensation in exchange for the Company’s funding of a split-dollar life insurance policy purchased by the executive’s family trust. Under the EELIP, the Company will automatically recover all amounts so funded plus interest thereon from the proceeds of the policy after the participant’s and/or participant’s spouse’s death.

As previously disclosed, in 2001 the Company provided funding in the amount of $5,080,000 to Mr. Johnson’s life insurance policy under the EELIP insuring Mr. Johnson and his wife. In exchange for that funding, Mr. Johnson agreed to relinquish his interest in a split dollar life insurance policy that had been purchased by the Company earlier that year along with the $3,385,249 deferred compensation award that he had relinquished in exchange for that policy. The Company also provided funding under the EELIP in the amount of $112,692 to a life insurance trust of Mr. Michael D. Milone, an executive officer of the Company. These EELIP loans to Messrs. Johnson and Milone were subject to vesting, and both fully vested in September 2003. The insurance loans to Messrs. Johnson and Milone accrue interest at the annual rate of 4.99% and 4.6%, respectively, and, consistent with the EELIP, each loan will be automatically repaid to the Company upon payment under the related life insurance policy. As of April 28, 2004, the total due to the Company plus interest under these life insurance loans for Messrs. Johnson and Milone were $5,378,010 and $183,118, respectively.

In March 2003, the executive life insurance program of the Company was amended to convert a split-dollar life insurance program to a bonus life insurance policy to eliminate the loan feature of that program. The above-referenced EELIP loans which will be automatically repaid, with interest, to the Company upon payment under the policy, are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Severance Arrangements

The Company maintains severance agreements with its executive officers and certain other key executives. If an executive’s employment is terminated involuntarily other than for cause, or voluntarily for good reason, within two years after a change in control of the Company, the agreements provide for the lifting of restrictions on outstanding incentive awards, continuation of medical, life insurance and disability coverage for a three-year period, and a lump sum payment equal to three times the sum of the annual salary and bonus, including restricted stock units granted in lieu of a portion of the cash bonus opportunity (as determined under the severance agreements), of the executive plus a benefit determined by taking into account an additional three years of age and service for purposes of calculating retirement benefits. The agreements also provide that the Company will reimburse the executive for the impact of excise taxes, if any, which may be imposed under the Internal Revenue Code with respect to certain payments contingent on a change in control.

Report of the Management Development and Compensation Committee on Executive Compensation

The Management Development and Compensation Committee (the “Committee”) consists of six non-employee directors, determined by the Board to be independent as defined in The New York Stock Exchange’s listing standards, the Company’s Board Independence Standards, Section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934. The Committee oversees the administration of total compensation for the Company’s senior executives. The Company’s executive compensation programs are designed to attract, retain, and motivate top talent; and to provide payment for attainment of assigned accountabilities and reward for the achievement of pre-determined goals that contribute to corporate earnings, with the objective of enhancing shareholder value. The Committee annually establishes performance goals for the executive officers.

Components of Compensation

The Company’s executive compensation program has three components: base salary, annual incentives and long-term incentives.

The Committee periodically compares total compensation levels for the Company’s senior executives to the compensation paid to executives of a peer group of companies. The peer group is comprised of other consumer products companies that are, on average, similar to the Company and with which the Company competes to attract and retain talent.

The Committee also calls upon its independent compensation consultant, who is retained by and is directly accountable to the Committee, for consultation and objective survey information related to executive compensation.

Base Salary

The Company’s policy is to provide a base salary at a median level when compared with base salaries of the peer group. In some cases, base salaries of the Company’s executive officers have been below the median for base salaries of executive officers of the peer group. During fiscal year 2004, the salary levels of several executive officers were increased based on the Committee’s conclusion that such officers’ performance merited such increase. Based on external market comparisons, Mr. Johnson’s annual salary was last increased in May 2001 and has not been adjusted since that date. The Committee intends to continue to target base salaries at the median level, as long as that level of compensation is consistent with an executive’s performance against goals.

Annual Incentives

Annual incentives were paid during fiscal year 2004 to the executive officers under the Company’s shareholder-approved incentive compensation plans. These awards were paid in cash. The incentives, which are subject to an overall cap determined as a percentage of net income, focus the Company’s management on clear performance measures aligned with the creation of shareholder value. The performance measures used in fiscal year 2004 to determine the final amount of the awards included operating income (“OI”), cash conversion cycle measures (“CCC”) and personal goals for the World Headquarters executives, and net sales volume, OI, working capital and personal goals for the business unit executives. The Committee set the weights for the performance measures and personal goals applicable to Mr. Johnson’s annual incentive at 40% for OI, 30% for CCC improvement, and 30% for personal goals. Mr. Johnson’s personal goals included: (a) restore profitable growth, (b) eliminate unnecessary costs, (c) streamline the Company operations, (d) measure and appropriately reward employee performance, and (e) enhance the quality of management personnel.

Annual incentives under the incentive compensation plans are intended to reward key executive officers for achieving targeted levels of performance by providing annual awards which, when added to base salary, produce total cash compensation at approximately the 50th percentile of the peer group or above when performance goals are met, or up to the 75th percentile when exceeded, and below median when such goals are not achieved.

Awards to the executive officers listed in the Summary Compensation Table were based on the Company’s performance relative to the targets approved by the Committee at the beginning of the fiscal year and the individual measures against those goals. The Committee has the discretion to adjust targets during the year in the event of required accounting changes.

Long-Term Incentives

Stock options have been an important component of the Company’s overall executive compensation program. Stock options emphasize the objective of increasing shareholder value and encouraging share ownership for management in accordance with established guidelines. Mr. Johnson received an option grant in fiscal year 2004 in recognition of the value of his continued leadership in the role of Chairman, President and Chief Executive Officer. The Committee granted options to the executive officers to enable them to realize with all shareholders the benefits of the future success that may be achieved by meeting or exceeding the Company’s growth measures.

Annually, the Committee determines whether to grant options to the executive officers based upon the Committee’s assessment of whether such option grants will contribute to the longer-term growth of the Company and of the need to provide a competitive retention vehicle. Going forward into fiscal year 2005, it is expected that the use of stock options will decrease in light of the Financial Accounting Standards Board’s proposed requirement to include the cost of stock options in net profit calculations.

Restricted stock units provide compensation that promotes the long-term financial interest of the Company by motivating the recipients to achieve performance goals. Restricted stock units provide employees an incentive, through ownership rights of shares to common stock, to continue in the Company’s service and help the Company to compete effectively with other enterprises offering similar programs for the services of qualified individuals. The fiscal year 2004 restricted stock units were granted to the executive officers for the reasons stated above.

A restricted stock unit is equivalent to one share of common stock. Normal vesting will occur upon the fifth anniversary of the date of the award, which addresses the Committee’s retention strategy. The executive will forfeit the award if the executive voluntarily leaves the Company prior to vesting. If in any fiscal year the Company’s earnings per share (“EPS”) equals or exceeds the EPS target established by the Committee, one-third of the number of shares of stock underlying the initial restricted stock unit award would vest on the anniversary date of the award that immediately follows the date on which EPS results are released for the fiscal year. In addition, any portion of the restricted stock units that did not vest in any prior fiscal year or years because of failure to achieve the requisite EPS target, would vest on the anniversary date of the award that immediately follows the date on which EPS results that equal or exceed the EPS targets are released for that fiscal year.

Future Long-Term Incentives

In order to further link the compensation of executives with the interests of shareholders, in fiscal year 2005 the Company is granting performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to achievement of performance goals, restrictions and conditions specified in advance by the Committee. The majority of executive officers’ long-term incentives are expected to be in this form rather than in stock options and restricted stock units beginning in fiscal year 2005. These new awards for fiscal year 2005 are being called “Performance Units” and are being tied to Company financial measures, including net income and sales growth.

Stock Ownership Requirements

In June 1998, the Committee adopted ownership guidelines for the 100 most senior executives to continue to emphasize share ownership by senior management and to maintain focus on building shareholder value. “Ownership” includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested restricted stock, shares held in an account or fund such as an employee stock purchase plan or 401(k) plan, etc.

SSP Group	Minimum Shares Required
A	200,000
B	100,000
C	50,000
D	20,000
E	15,000

SSP Group A is the Chairman, President and Chief Executive Officer. From 15,000—100,000 shares are required to be owned by each of the other four levels of executives. In total, the 100 most senior executives are required to own 2,370,000 shares. Until ownership guidelines are met, executives must retain at least 75% of the after-tax value of option exercises in Heinz shares, 75% of the after-tax value of vested restricted stock units, and 50% of any future long-term incentive performance awards outlined above will be paid in stock units until such ownership guidelines are met. The Committee has the discretion to not grant additional options to an executive who is not in compliance with the guidelines and who does not retain the specified after-tax value of option exercises in Heinz shares.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1,000,000 each, unless certain requirements are met. The Committee has carefully considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company’s tax deduction to the extent consistent with the Company’s compensation policies.

The Company plans to comply with the requirements of Section 162(m). Accordingly, all grants made under Company plans in fiscal year 2004 qualify for the corporate tax deduction. The Committee requires any proxy-named executive to automatically defer receiving the proceeds of any restricted stock units until retirement, termination of employment or until no longer a named executive officer.

The Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company’s future success.

James M. Zimmerman, Chair	Dean R. O’Hare
Thomas J. Usher	Candace Kendle
Peter H. Coors	Charles E. Bunch

Performance Graph—Five Fiscal Years

The following graph compares the cumulative total shareholder return on the Company’s Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the Standard & Poor’s Packaged Foods Group Index and the return on the Standard & Poor’s 500 Index, assuming an investment of $100 in each at their closing prices on April 28, 1999 and reinvestment of dividends.

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 28, 2004, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.

Shareholder Proposals

The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors or to bring other business before shareholder meetings. To nominate a candidate for director at the 2004 Annual Meeting, your notice of the nomination must be received by the Company between December 5, 2004 and March 4, 2005. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. To bring other matters before the 2005 Annual Meeting and to include a matter in the Company’s Proxy Statement and proxy for that meeting, notice must be received by the Company within the time limits described above, meet Company By-Law requirements, and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the corporate secretary.

Proxy Solicitation

The Company pays the costs of soliciting proxies, including the fees of D.F. King & Co., estimated to be $18,500 plus expenses. The Company also reimburses brokers and other nominees for their reasonable expenses in forwarding the proxy materials to shareholders and obtaining their votes. Directors, officers and employees of the Company may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Annual Report

The Annual Report to Shareholders covering the Company’s fiscal year ended April 28, 2004 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee,” “Report of the Management Development and Compensation Committee on Executive Compensation,” and “Performance Graph,” shall not be incorporated by reference into any document filed with the SEC.

RENE D. BIEDZINSKI

Secretary

Dated: July 2, 2004

Appendix A

H. J. Heinz Company

Audit Committee Charter

Purpose

The primary functions of the Audit Committee are to:

•	Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

•	Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal controls at the Company and assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

•	Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

•	Retain the external auditors and oversee their independence and oversee the qualifications and effectiveness of both the external and internal auditors.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Responsibilities and Duties

Among its responsibilities and duties, the Audit Committee shall:

Process and Administration

1.	Hold at least five meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, a majority of the members of the Audit Committee, or at the request of the external auditors or the Vice President-Corporate Audit. A quorum shall consist of at least three members.

2.	Create an agenda for the ensuing year.

3.	Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.

4.	Maintain minutes or other records of meetings and activities of the Audit Committee.

5.	Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.

6.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

7.	Provide a mechanism for the external and internal auditors to communicate directly with the Audit Committee without management present and periodically meet separately with each of the external auditors, internal auditors and management.

8.	Delegate authority to one or more members where appropriate.

9.	Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight Activities

1.	Review with management and the external auditors and internal auditors significant risks and exposures, and review and assess the steps management has taken to assess and manage such risks and exposures.

2.	Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed to analysts and rating agencies.

3.	Review and discuss with management and the external auditors the Company’s quarterly and audited annual financial statements, including (a) matters required to be discussed by the external auditors by Statement on Auditing Standards No. 61 (as it may be amended), and the external auditors’ opinion rendered with respect to such financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review, recommending, as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.

4.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls including obtaining from management and the external and internal auditors their assessments of the Company’s internal controls and their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries, and review any material weaknesses or significant deficiencies in, or changes to, internal controls or any fraud involving management reported to the Audit Committee by the external auditors or management and the correction of any significant controls determined to be deficient.

5.	Receive reports from, and provide the Audit Committee’s views with respect to, the Company’s Corporate Governance Committee regarding the monitoring of compliance with applicable laws and regulations and the Company’s Code of Business Conduct.

6.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.	Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson).

External and Internal Auditors

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the external auditors. In this regard, the Audit Committee has the sole authority to appoint, subject to ratification by the Company’s shareholders, review the performance of, and as necessary, replace the external auditors, which report directly to the Audit Committee.

2.	Receive from the external auditors, at least annually, and assess, a report delineating all relationships between the external auditors and the Company and any other relationships that may adversely affect the independence of the external auditors, including an assurance that each member of the engagement team is in compliance regarding length of service.

3.	Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s external auditors in accordance with the Audit Committee’s “Engaging External Auditors” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of the engagement shall be deemed to have been pre-approved.)

4.	Review any reports prepared by the external auditors and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the external auditors, and any other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences.

5.	Obtain and review, at least annually, a report by the external auditors describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

6.	As appropriate confer with the external auditors and the internal auditors regarding the scope and results of their examinations of the books and records of the Company and its subsidiaries and any attestation of the Company’s internal controls and procedures for financial reporting; review and approve the external auditors’ audit scope and approach; review and approve the Company’s internal audit charter, annual audit plans and budgets (including progress against those plans/budgets); direct the attention of the external and internal auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the external auditors and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the external auditors’ activities or on access to requested information, and any significant disagreements between management and the external auditors, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the external and internal auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7.	Oversee the independence and objectivity of the internal audit function by reviewing the nature, extent, quality and effectiveness of the internal audit program and internal audit’s coordination with the external auditors, as well as approve the appointment, replacement or dismissal of the Vice President Corporate Audit.

8.	Set clear hiring policies for employees and former employees of the external auditors.

Composition

The Audit Committee shall be appointed by the Board of Directors and be composed of at least five Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, as determined by the Board of Directors. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.

Assignment and Removal of Committee Members

Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.

Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.

No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

Outside Advisors

The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants, and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions.

Role of Committee

Although the Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management as supplemented by the responsibility of the external auditors to express an opinion on the Company’s financial statements based upon their audit. The Committee’s considerations and discussions with management and the external auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States.

Appendix B

H. J. Heinz Company

Management Development and

Compensation Committee Charter

Purpose: The purpose of the Committee is to oversee the process of selecting and planning the succession of the Chief Executive Officer (CEO) and other senior executive officers, the compensation of the CEO and other senior executives, and review and approve the compensation policies of the Company.

Responsibilities: The responsibilities and activities of the Committee include but are not limited to:

•	Recommend to the Board the Chief Executive Officer of the Company.

•	Recommend to the Board the election of executive officers who report directly to the Chief Executive Officer.

•	Develop and oversee the process to set objectives, evaluate performance and determine compensation for the CEO and the CEO’s direct reports. The Committee will formally solicit the opinions of non-MD&CC Board members before taking action.

•	Review annually the succession plan of the Chief Executive Officer and other executive officers as part of a Talent Review in which all Board members participate.

•	Review and approve corporate goals and objectives for executive officers and the overall compensation policy for those officers.

•	Make recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.

•	Retain and terminate outside consultants to review and recommend appropriate types and levels of executive compensation including the sole authority to approve consultant fees and other retention terms.

•	Ensure the diversity of candidates for executive positions.

•	Prepare the report of the Management Development and Compensation Committee to be reviewed annually for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

•	Evaluate the Committee’s performance annually through a formal process.

•	Update the Board with respect to Committee meetings and actions taken.

•	Delegate any of the above responsibilities to a sub-committee as necessary.

•	Make revisions and updates to this Charter periodically as appropriate.

Composition: The Management Development and Compensation Committee is comprised of at least three directors, all of whom must be independent.

Meetings: The Management Development and Compensation Committee will meet as often as it deems necessary or appropriate, either in person or by teleconference. A majority of the members of the Committee must be present at a meeting to constitute a quorum.

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Assignment and Removal of Committee Members: Members will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.

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Appendix C

H. J. Heinz Company

Corporate Governance Committee Charter

Purpose: The Corporate Governance Committee assists the Board of Directors by identifying, screening and recommending qualified candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors), and maintaining oversight of the Board of Directors’ operations and effectiveness and compliance with the Company’s Code of Business Conduct. The Committee takes a leadership role in shaping the corporate governance of the Company.

Responsibilities: The responsibilities and activities of the Committee include but are not limited to:

•	Maintaining oversight of, monitoring compliance with applicable laws and regulations, and providing reports to the Audit Committee regarding, the Company’s Code of Business Conduct including but not limited to the following areas:

—	Conflicts of interest

—	Corporate opportunities

—	Confidentiality

—	Fair dealing

—	Protection and proper use of Company assets

—	Compliance with laws, rules and regulations

—	Encouragement of the reporting of illegal or unethical behavior

•	Developing and recommending to the Board a set of Corporate Governance Principles applicable to the Company and periodically reviewing and recommending changes to these Principles, as necessary.

•	Developing and making recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board in accordance with the Company’s Corporate Governance Principles.

•	Reviewing qualifications of specific Board candidates and any potential conflicts with the Company’s interests.

•	Reviewing the independence, both in appearance and in fact, of current directors and nominees.

•	Recommending to the Board candidates for election or reelection to the Board at each Annual Meeting of Shareholders of the Company.

•	Recommending to the Board candidates for election to fill vacancies occurring on the Board.

•	Assisting in attracting qualified candidates to serve on the Board, including the hiring of search firms as necessary. The Committee has the sole authority to retain and terminate and approve the search firm’s fees and other retention terms.

•	Establishing a procedure for the consideration of Board candidates recommended by the Company’s shareholders.

•	Recommending to the Board candidates for assignment to or removal from Board committees, and considering rotating members of various Board committees.

•	Recommending to the Board any new committees, determination of the functions of the various committees and the delegation of additional responsibilities to the various committees.

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•	Assessing or providing for assessment of the Board’s performance and evaluating the Committee’s performance on an annual basis. Periodically reviewing director contributions to the Board.

•	Reviewing and recommending retirement and/or other tenure policies for directors.

•	Reviewing and recommending to the Board actions to be taken, if any, regarding resignations tendered by a Board member due to a substantial change in the director’s principal occupation or business association during his or her tenure as a director.

•	Reviewing any directorships in other public companies offered to senior officers.

•	Assessing the reporting channels through which the Board receives information, and the quality and timeliness of information received by the Board before meetings and on a periodic basis.

•	Making recommendations to the Board concerning director compensation.

•	Periodically reviewing the adequacy of the Committee’s charter and updating it if necessary.

•	Establishing the procedure for independent Directors to meet outside the presence of management at regularly scheduled executive sessions.

•	Establishing the procedure for shareholder communications with the Board.

•	Delegating any of the above responsibilities to a sub-committee as necessary.

Composition: The Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE’s definition of independence and as determined by the Board in accordance with the Corporate Governance Principles and the H. J. Heinz Company Director Independence Standards. The Committee will designate and the Board will approve one person as Chairman of the Committee.

Meetings: The Corporate Governance Committee will meet at least two times per year, either in person or by teleconference, and a majority of the members of the Committee shall constitute a quorum. The Committee will report regularly to the Board with respect to its activities. The Committee will keep minutes of its meetings and maintain those minutes with the books and records of the Company.

Assignment and Removal of Committee Members: Members will be assigned to the Committee by the Board of Directors, upon recommendation of the Committee. Committee assignments will be based on the member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve for one year until their next annual assignment, resignation, retirement or removal or reassignment by the Board or until a successor is assigned. A Committee member may be removed by majority vote of the independent directors of the full Board.

Outside Advisors: The Committee will have the authority to retain, terminate and approve the compensation of such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

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Appendix D

H. J. Heinz Company

Public Issues Committee Charter

Purpose: The Committee has oversight of the Company’s attention to issues of social responsibility and the Company’s policies, practices and progress on social, technical, employment, charitable, political, environmental and other matters that affect or could affect the Company’s performance, business activities or reputation as a global corporate citizen.

Responsibilities: The responsibilities and activities of the Committee include overseeing issues related to:

•	Global social accountability, the Company’s Global Operating Principles and Supplier Operating Guidelines, and human rights matters.

•	Employment EEO matters, diversity initiatives and workplace health and safety.

•	Food safety and security, nutrition, biotechnology and food packaging regulations.

•	Significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or one of its affiliates that affect or could affect the Company’s performance, business activities or reputation as a global corporate citizen.

•	Global communications, crisis management, media relations and community relations.

•	The H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.

•	The H. J. Heinz Company Political Action Committee.

•	The Committee also conducts an annual assessment of the Committee’s performance.

While the Public Issues Committee has the responsibilities set forth in this Charter, it is not the duty of the Public Issues Committee to plan or implement the Company’s programs with respect to social responsibility or to determine that the Company’s policies and practices on social, technical, employment, charitable, political or environmental matters are complete, or constitute the most appropriate policies and practices for the Company. This is the responsibility of management.

The Committee reviews this Charter periodically and recommends changes to the Board as appropriate.

Composition: The Public Issues Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE definition of independence as determined by the Board in accordance with the Corporate Governance Principles and the Board Independence Standards. At least a majority of the members of the Committee must be present at a meeting to constitute a quorum.

Meetings: The Public Issues Committee will meet as often as it deems necessary or appropriate, and in any event at least twice annually either in person or by teleconference. The Committee will report regularly to the Board with respect to its activities.

Assignment and Removal of Committee Members: Members will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.

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Appendix E

H. J. Heinz Company

Board of Directors

Executive Committee Charter

Purpose: The purpose of the Executive Committee (the “Committee”) is to exercise the powers and authority of the Board of Directors (the “Board”), with limitations as set forth below, during the intervals between meetings of the Board, when, based on the business needs of the Company, it is desirable for the Board to meet but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board.

It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but it recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board.

Composition. In accordance with the By-laws of the Company, the Chairman of the Board will serve as Chairman of the Committee and, in the absence of the Chairman of the Board, the Committee will select one of its members to act as Chair.

In addition to the Chairman of the Board, the members of the Committee will be the chairs of the four committees of the Board: Audit, Corporate Governance, Management Development and Compensation, and Public Issues. A quorum of the Committee will consist of three of its members. The approval of all actions at a meeting will be decided by the vote of the majority of the Committee members present. The Executive Committee may take action in lieu of a meeting by obtaining the unanimous written consent of all of its members. At the request of any member of the Executive Committee, consideration of any action proposed to be taken by the Committee will be deferred until the next Board meeting.

The Executive Committee will keep proper minutes and all actions taken will be reported to the Board no later than its next meeting.

Authority. The authority of the Committee is limited by resolution of the Board of Directors, the By-laws of the Company and the Business Corporation Laws of the Commonwealth of Pennsylvania, and the following restrictions:

The Executive Committee is not empowered to:

•	amend the Company’s Articles of Incorporation;

•	amend the By-laws of the Company;

•	adopt an agreement of merger or consolidation;

•	recommend to the shareholders the sale, lease or exchange of all or substantially all of the corporate property and assets;

•	recommend to the shareholders a dissolution of the corporation or a revocation of dissolution;

•	make any recommendation to the shareholders which requires shareholder approval;

•	authorize the issuance of stock;

•	declare dividends;

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•	fix the compensation and benefits of the Directors of the Board or any Committee of the Board or the Chairman, President, or Chief Executive Officer of the Company or any member of management;

•	fill vacancies on the Board of Directors or any Committee of the Board;

•	authorize or approve the repurchase of shares unless pursuant to a general formula or method specified by the Board of Directors;

•	amend or rescind previous resolutions adopted by the Board of Directors; and

•	mortgage the Company’s real estate or aircraft or incur any long-term indebtedness on behalf of the Company.

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Appendix F

H. J. Heinz Company

Director Independence Standards

1.	Absence of a material relationship.

An “independent” director is a director who the Board has determined has no material relationship with Heinz, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board of Directors, the relationship would interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively.

a.	Materiality Guidelines.

The Board of Directors has established guidelines for determining when a relationship between a director (or an organization with which a director is associated), and Heinz, is sufficiently material that it would be viewed as interfering with the director’s independent judgment. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.

A director is not deemed to be independent if:

•	the director, or the director’s “immediate family member”[1]; receives any payments from Heinz in excess of $100,000 during the current or previous three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz; or

•	the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a business corporation, or other for profit entity to which Heinz made, or from which Heinz received (other than those arising solely from investments in the Company’s securities), payments in excess of the greater of $1 million or 2% of the entity’s consolidated gross revenues for that year, in the current or any of the past three fiscal years.

b.	Relationships.

The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

2.	Three-year cooling-off period.

In addition to the guidelines set forth above:

•	No director (other than the Chief Executive Officer) may currently be, or have been at any time within the past three years, an employee of Heinz.

•	No director may currently be, or have been at any time within the past three years, an employee of or be affiliated with a present or former outside or internal auditor Heinz.

•	No director may currently be, or have been within the past three years, employed as an executive officer of another entity that has or had within the past three years as a member of its compensation committee any of the company’s present executive officers.

[1]	An “immediate family” member includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than an employee) who shares the person’s home.

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•	No director will be independent if he or she has any immediate family member that is, or was within the past three years, an executive officer of the company, employed in a professional capacity by or affiliated with a present or former outside or internal auditor of Heinz, or employed as an executive officer with another entity that has or had within the past three years as a member of its compensation committee any Heinz’s current executive officers.

3.	Additional requirements for Audit Committee members.

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

•	receives directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz; or

•	is an “affiliated person” of Heinz or it subsidiaries, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling more than 10% or more of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

4.	Additional requirements for Compensation Committee members.

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Compensation Committee, and may not serve on the Compensation Committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 16(m) of the Internal Revenue Code;

•	has ever been an officer of Heinz; or

•	has any relationship or interest required to be disclosed under SEC Regulation S-K Items 404(a) and 404(b), involving, generally, transactions in excess of $60,000 and certain business relations.

5.	Compliance with NYSE listing standards and Securities and Exchange Commission regulations.

These independence standards are intended to meet the requirements of the NYSE listing standards and regulations as adopted by the Securities and Exchange Commission and the Internal Revenue Service.

F-2

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees for Election of Directors.			The Board of Directors recommends a vote FOR Item 2.
1. Election of Directors.	FOR all eleven nominees unless otherwise indicated.	WITHHOLD AUTHORITY to vote for all nominees.		FOR	AGAINST	ABSTAIN
Nominees:	☐	☐	2. Ratification of Auditors.	☐	☐	☐

01 W. R. Johnson, 02 C. E. Bunch, 03 M. C. Choksi, 04 L. S. Coleman, Jr., 05 P. H. Coors, 06 E. E. Holiday, 07 C. Kendle, 08 D. R. O’Hare, 09 L. C. Swann, 10 T. J. Usher, and 11 J. M. Zimmerman.			3. The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.			PLEASE DISREGARD IF YOU HAVE PREVIOUSLY PROVIDED YOUR CONSENT DECISION.
WILL ATTEND MEETING		☐ ☐ Yes No	Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! *Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.			☐

Signature (and title, if applicable)	Date

NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name and title.

é FOLD AND DETACH HERE é

*FOOTNOTE: I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ, and that costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs I may incur in printing documents, will be my responsibility.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hnz		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report on the

Internet at www.heinz.com/annual_report/

and the Proxy Statement at www.heinz.com/proxy/

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

WILLIAM R. JOHNSON, LAURA STEIN and ARTHUR WINKLEBLACK, are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Pittsburgh Hilton, located at 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania, on Wednesday, September 8, 2004 at 11:00 a.m., and at any adjournments thereof, and to vote the number of shares of Common Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please Vote on the Matters Stated on the Reverse Side. You Can Vote by Signing, Dating and Returning the Proxy Card Promptly Using the Enclosed Envelope or by Internet or Toll-Free Telephone by Following the Instructions on the Reverse Side of this Proxy.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” the election of all nominees for election as directors and “FOR” Item 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

[LOGO]

ADMISSION TICKET

H. J. HEINZ COMPANY

2004 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, September 8, 2004

11:00 a.m.

The Pittsburgh Hilton

600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees for Election of Directors.			The Board of Directors recommends a vote FOR Item 2.
1. Election of Directors.	FOR all eleven nominees unless otherwise indicated.	WITHHOLD AUTHORITY to vote for all nominees.		FOR	AGAINST	ABSTAIN
Nominees:	☐	☐	2. Ratification of Auditors.	☐	☐	☐

01 W. R. Johnson, 02 C. E. Bunch, 03 M. C. Choksi, 04 L. S. Coleman, Jr., 05 P. H. Coors, 06 E. E. Holiday, 07 C. Kendle, 08 D. R. O’Hare, 09 L. C. Swann, 10 T. J. Usher, and 11 J. M. Zimmerman.			3. The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.			PLEASE DISREGARD IF YOU HAVE PREVIOUSLY PROVIDED YOUR CONSENT DECISION.
WILL ATTEND MEETING		☐ ☐ Yes No	Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! *Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.			☐

Signature (and title, if applicable)	Date

NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name and title.

é FOLD AND DETACH HERE é

*FOOTNOTE: I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ, and that costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs I may incur in printing documents, will be my responsibility.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hnz		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report on the

Internet at www.heinz.com/annual_report/

and the Proxy Statement at www.heinz.com/proxy/

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

WILLIAM R. JOHNSON, LAURA STEIN and ARTHUR WINKLEBLACK, are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Pittsburgh Hilton, located at 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania, on Wednesday, September 8, 2004 at 11:00 a.m., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock, $1.70 First Series, that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please Vote on the Matters Stated on the Reverse Side. You Can Vote by Signing, Dating and Returning the Proxy Card Promptly Using the Enclosed Envelope or by Internet or Toll-Free Telephone by Following the Instructions on the Reverse Side of this Proxy.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” the election of all nominees for election as directors and “FOR” Item 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

[LOGO]

ADMISSION TICKET

H. J. HEINZ COMPANY

2004 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, September 8, 2004

11:00 a.m.

The Pittsburgh Hilton

600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS